UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 4, 2012
Date of Report (Date of earliest event reported)

ABRAXAS PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	1-16071	74-2584033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

18803 Meisner Drive
San Antonio, Texas 78258
(210) 490-4788
(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5900435v.1
Item 1.01                      Entry into a Material Definitive Agreement.

On September 4, 2012, Abraxas Petroleum Corporation entered into an Agreement to Dissolve (the” Agreement”)  Blue Eagle Energy, LLC (“Blue Eagle”) with Rock Oil, LLC (“Rock Oil”).

Under the terms of the Agreement, Abraxas retained a 100 percent interest in the Eagle Ford and shallower rights in Jourdanton, Atascosa County (4,401 net acres), a 100 percent interest in Yoakum, DeWitt County (1,868 net acres), a 25 percent interest in WyCross, McMullen County (695 net acres), and a 25 percent interest in Nordheim, DeWitt County (944 net acres). The producing wells are currently producing 205 barrels of oil equivalent per day (62 percent oil and 11 percent ngls) net to the interest retained by Abraxas. The proved reserves attributable to the Abraxas interests are approximately 2.4 million barrels of oil equivalent (27 percent oil and 25 percent ngls). The probable reserves attributable to the Abraxas interests are 3.7 million barrels of oil equivalent (54 percent oil and 15 percent ngls). Abraxas also received a $7 million cash payment, adjusted for various working capital components, and will receive 25 percent of the cash and working capital in Blue Eagle upon its final liquidation.

Abraxas, as operator, and its working interest partner will commence a ten well drilling program utilizing one rig in the WyCross area in the near future. The first well drilled at WyCross, the Abraxas Cobra #1H has produced over 110,000 barrels of oil equivalent since going on production in March of 2012 and is currently flowing approximately 430 barrels of oil equivalent per day (86 percent oil and 5 percent ngls).

Item 2.01.  Completion of Acquisition or Disposition of Assets.

See Item 1.01 above.

Item 9.01. Financial Statements and Exhibits.

(b)	Pro Forma Financial Information

The pro forma financial information specified in Article 11 of Regulation S-X is filed as Exhibit 99.1 to this Current Report on Form 8-K.

(d)	Exhibits

Number                  Description

2.1	Agreement to Dissolve Blue Eagle Energy, LLC dated September 4, 2012 by and among Blue Eagle, Abraxas and Rock Oil

99.1	Unaudited Pro Forma Condensed Consolidated Financial Information giving effect to the dissolution of Blue Eagle

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXAS PETROLEUM CORPORATION

By:  /s/ Robert L. G. Watson
Robert L. G. Watson
President and Chief Executive
Officer

Dated:  September 10, 2012